EXHIBIT 23.2

Consent of Independent Auditor

The Board of Directors
Southern Michigan Bancorp, Inc.

We consent to the inclusion in the Registration Statement (No. 333-      ) on Form S-4 of Southern Michigan Bancorp, Inc. of our report dated July 9, 2007, relating to the consolidated balance sheets of Southern Michigan Bancorp, Inc. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, change in shareholders' equity, and cash flows for the years then ended and to the reference to our firm under the heading "Experts" in the Form S-4.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
July 10, 2007